UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0708398
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2603 Challenger Tech Court, Suite 100

Orlando Florida 32826

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class to be registered
NONE	NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Series D Participating Preferred Stock Purchase Rights

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A (File No. 000-27548) filed by LightPath Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on April 28, 1998, as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed by the Company on February 25, 2008 (as amended, the “Registration Statement”), in connection with the preferred stock purchase rights (the “Rights”) distributed to the Company’s stockholders pursuant to the Rights Agreement dated May 1, 1998 (as amended, the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company (the “Rights Agent”). The description of the Rights in the Registration Statement is incorporated by reference herein and amended hereby. Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.

On January 30, 2018, the Company and the Rights Agent amended the Rights Agreement (the “Amendment”) to extend the Final Expiration Date of the Rights contained therein from February 25, 2018 to February 28, 2021. The Amendment also corrected a scrivener’s error with respect to the definition of Distribution Date in the Rights Agreement to allow a majority of Continuing Directors to extend the Distribution Date beyond the 10-business day period after certain tender or exchange offers are announced.

The foregoing summary of the Amendment and the Rights Agreement is qualified in its entirety by reference to the Second Amendment to Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2018), the First Amendment to Rights Agreement (incorporated by reference to Exhibit 2 to Form 8-A/A filed with the SEC on February 25, 2008), and the Rights Agreement (incorporated by reference to Exhibit 1 to Form 8-A filed with the SEC on April 28, 1998).

Item 2.	Exhibits

Exhibit No.	Description of Document

3.1	Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series D Preferred Stock, filed January 30, 2018 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed with the SEC on February 1, 2018 (Commission File No. 000-27548)).

4.1	Rights Agreement dated May 1, 1998, between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, including the Form of Rights Certificate, the Certificate of Designation of the Series D Participating Preferred Stock, and the Form of Summary of Rights attached thereto as Exhibits A, B, and C, respectively (incorporated by reference to Exhibit 1 of the Form 8-A of LightPath Technologies, Inc. filed with the SEC on April 24, 1998 (Commission File No. 000-27548)).

4.2	First Amendment to Rights Agreement dated February 22, 2008 between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 2 of the Form 8-A/A of LightPath Technologies, Inc. filed with the SEC on February 25, 2008 (Commission File No. 000-27548)).

4.3	Second Amendment to Rights Agreement dated January 30, 2018 between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed with the SEC on February 1, 2018 (Commission File No. 000-27548)).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

LightPath Technologies, Inc.

Date: February 1, 2018	By: /s/ Dorothy M. Cipolla
Dorothy M. Cipolla, Chief Financial Officer

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